Exhibit 5.1

February 28, 2024

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:	Manulife Financial Corporation

Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and Chief Counsel, Public Company of The Manufacturers Life Insurance Company, a company organized under the laws of Canada and a wholly-owned subsidiary of Manulife Financial Corporation (the “Company”). A registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), is being filed herewith by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2024. The Registration Statement relates to the registration of 25,000,000 authorized and unissued or issued common shares of the Company (the “ Common Shares”) to be offered from time to time pursuant to the Company’s Stock Plan for Non-Employee Directors (the “Director’s Plan”), Executive Stock Option Plan (the “ESOP”) and Global Share Ownership Plan (the “GSOP”) to residents of the United States.

In that connection, I or members of my staff have examined or relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as I have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, I have assumed, without independent investigation, the genuineness and authenticity of all documents examined by me or members of my staff and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

The opinions expressed herein are limited to the laws of the Province of Ontario and the laws of Canada applicable therein, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon the foregoing, I am of the opinion that the 25,000,000 Common Shares that are reserved for issuance in the aggregate pursuant to the Director’s Plan, the ESOP and the GSOP have been duly authorized and, when issued in accordance with the terms of the Director’s Plan, the ESOP or the GSOP, as applicable (to the extent authorized thereunder), will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Scott MacIntosh
Scott MacIntosh
Vice President and Chief Counsel, Public Company